NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 27, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 15, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Chase Corporation and Formulations Merger Sub Corporation, a direct, wholly owned subsidiary of Formulations Parent Corporation, which are affiliates of investment funds managed by Kohlberg Kravis Roberts & Co. L.P. became effective market open on November 15, 2023. Each share of Common Stock of Chase Corporation was exchanged for USD 127.50 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 15, 2023.